Exhibit 10.2

MARKEL CORPORATION

PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT

AWARDED TO	AWARD DATE	VESTING SCHEDULE [1]
		VESTING	PERCENTAGE
	For example: February XX, 2018	DATE 12/31/2019 12/31/2020 12/31/2021	OF UNITS % % %

MARKEL CORPORATION (the "Company") grants you (the “Participant”) the opportunity to receive restricted stock units ("Units"). The number of Units will be based on performance conditions as specified below. Until the applicable Vesting Date, except as specifically provided below, the Units are forfeitable and nontransferable. The Compensation Committee of the Company’s Board of Directors (the "Committee") will administer this Agreement and any decision of the Committee will be final and conclusive. Capitalized terms not defined herein have the meanings provided in the Markel Corporation 2016 Equity Incentive Compensation Plan (the “Plan”).

The terms of the award are:

1.
Performance Conditions: The performance conditions are set forth on Exhibit A. Upon certification by the Committee of the completion of the performance conditions, the dollar equivalent of the percentage of salary will be determined. The Participant will receive a number of Units determined by dividing the dollar equivalent by the Fair Market Value of a share of Company Stock on the date that the completion of the performance conditions is certified by the Committee or its designee (the “Determination Date”). No Units will be awarded hereunder if the Participant separates from service for any reason before the Determination Date.

2.
Vesting For Units. If the Participant has not separated from service before the applicable Vesting Date, the Units associated with that Vesting Date will become vested and non-forfeitable, and the Company will issue to the Participant for each vested Unit a share of Company Stock on that date (or such later date as may be elected by the Participant pursuant to a valid deferral election in accordance with procedures determined by the Company) or, in either case, as soon as administratively practicable (but in any event no later than 90 days) thereafter.

1 If necessary or appropriate to ensure orderly administration of the Company’s payroll and tax reporting obligations, the Company may accelerate vesting and payment of restricted stock units up to a maximum of thirty days before the date on which such restricted stock units would otherwise have vested and been paid.

3.
Forfeiture of Units. If the Participant separates from service before the final Vesting Date in circumstances other than as described in (a)-(e) below, any unvested Units will be forfeited. If the Participant separates from service due to Retirement, death or Disability before the final Vesting Date as set forth in (a) below, the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the date on which the Participant’s Retirement, death or Disability occurs or as soon as administratively practicable (but in any event no later than 90 days) thereafter, subject in the case of the Participant’s Retirement to Section 5 below. If the Participant separates from service before the final Vesting Date in the circumstances set forth in (b) or (c) below, the number of Units that will vest as a consequence of such termination shall equal the product of (x) the total number of Units set forth in this Award, multiplied by (y) a fraction, the numerator of which is (A) the number of whole months from January 1 of the calendar year following the calendar year in which the Award Date occurs until the date of such termination and the denominator of which is (B) 36, such product to be reduced by that number of Units that has already vested (if any) in accordance with one or more applicable Vesting Dates occurring prior to such termination and consequently, the corresponding number of shares based on the foregoing calculation will be issued on the otherwise next applicable Vesting Date, subject to Section 5 below. Any remaining unvested Units will be forfeited as of the date of separation; except that a Participant who separates from service or whose employment is interrupted, in both instances, due to military service as provided in (c) below and who returns to employment with the Company upon cessation of such military service before the otherwise applicable Vesting Date will vest in any remaining unvested Units if employed on the Vesting Date. If the Participant separates from service before the Vesting Date in the circumstance set forth in (d) or (e) below, the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the otherwise applicable Vesting Date, subject to Section 5 below.

(a)	The Participant separates from service due to Retirement, death or Disability;

(b)	The Participant separates from service due to Early Retirement;

(c)	The Participant separates from service or his employment is interrupted due to military service;

(d)
The Participant separates from service due to Early Retirement with at least twenty-five (25) consecutive years of service with the Company and its subsidiaries since the Participant’s most recent hire date; or

(e)
Paragraph (a) does not apply, but the Committee determines that forfeiture should not occur because the Participant had an approved separation from service. The Committee will in its sole discretion determine whether or not to apply this provision.

4.
Change in Control. Any unvested Units will become fully vested and non-forfeitable if, within 12 months after a Change in Control, the Participant separates from service due to Involuntary Termination. For this purpose, Involuntary Termination means that the Participant’s employment is involuntarily terminated without Cause or the Participant terminates his employment for Good Reason. In either case, shares will be issued for such Units on the otherwise applicable Vesting Date, subject to Section 5 below.

5.
Six Month Delay for Specified Employees. With respect to a Participant who separates from service due to Retirement before the Vesting Date as set forth in Section 3(a) above, or who separates from service before the Vesting Date as set forth in Sections 3(b), (c) (d) or (e) above or in Section 4, if such Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the generally applicable Internal Revenue Service guidance thereunder) on the date of his separation, then, notwithstanding anything in Sections 3 or 4 to the contrary, no shares will be issued for his Units until the date that is six months after the date of his separation (or until the date of his death, if earlier). Any shares which the Participant would otherwise have been entitled to receive during the first six months following the date of his separation will be issued instead on the date which is six months after the date of his separation (or on the date of his death, if earlier). Whether the Participant is a “specified employee” will be determined under guidelines established by the Company for this purpose.

6.
Separation from Service Defined. References throughout this Agreement to the Participant’s “separation from service” and variations thereof will have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations, as amended from time to time, applying the default terms thereof.

7.
Forfeiture and Restitution. If during the period of the Participant’s employment and two years thereafter, the Participant (1) becomes associated with, recruits or solicits customers or other employees of the Employer for, is employed by, renders services to, or owns any interest in (other than any non-substantial interest, as determined by the Committee) any business that is in competition with Markel or its Subsidiaries, (2) has his employment terminated by his Employer for Cause, or (3) engages in, or has engaged in, conduct which the Committee determines to be detrimental to the interests of Markel, the Committee may, in its sole discretion, (A) cancel this Award, and/or (B) require the Participant to repay by delivery of an equivalent number of shares any payment received under this Award within the previous two years. In addition, this Award shall be subject to any recoupment or clawback policy that is adopted by, or applicable to, the Company, pursuant to any requirement of law or any exchange listing requirement related to clawback or other recovery of incentive compensation.

8.	Transfer Restrictions. The Participant’s rights to the Units are not subject to sale, assignment, transfer, pledge, hypothecation or encumbrance.

9.
Tax Withholding. Unless alternative arrangements satisfactory to the Company are made, the Company will withhold from the payment for the vested Units shares with a Fair Market Value equal to the minimum amount of any foreign, federal, state, or local income, employment or other taxes imposed on the payment required to be withheld by law. The Fair Market Value will be determined on the Vesting Date.

10.
Binding Effect. Subject to the limitations stated above, this Agreement will be binding upon and inure to the benefit of the Participant's legatees, distributees, and personal representatives and the successors of the Company.

11.
Change in Capital Structure. The Units will be adjusted as the Committee determines is equitably required in the event of a dividend in the form of stock, spin-off, stock split-up, subdivision or consolidation of shares of Company Stock or other similar changes in capitalization.

12.
Interpretation. This Agreement will be construed under and be governed by the laws of the Commonwealth of Virginia. THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR THE CIRCUIT COURT FOR THE COUNTY OF HENRICO WILL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATED TO THE PLAN OR THIS AGREEMENT.

13.
Code Section 409A. This Agreement is intended to comply with the applicable requirements of Sections 409A(a)(2) through (4) of the Code, and will be interpreted to the extent context reasonably permits in accordance with this intent. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that any amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A of the Code or otherwise, the Participant will be solely liable for the payment thereof.

14.	By accepting any benefits under this Agreement, Participant is accepting all the provisions hereof, including without limitation Section 7 hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed as of the award date shown above.

MARKEL CORPORATION

By: _____________________________
Authorized Officer